Calculation of Filing Fee Tables
S-8
Vistra Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	1,000,000	$ 190.90	$ 190,900,000.00	0.0001381	$ 26,363.29
Total Offering Amounts:						$ 190,900,000.00		$ 26,363.29
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 26,363.29
Offering Note
[1]	(1) Amount to be registered consists of 1,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Vistra Corp. issuable to eligible individuals under the Vistra Corp. 2025 Employee Stock Purchase Plan, (as amended and restated, the "Plan"), including, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of Common Stock of Vistra Corp. that may become issuable through the Vistra Corp. 2025 Employee Stock Purchase Plan as a result of any stock dividend, stock split, recapitalization or other similar transaction. (2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act and based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on October 28, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A